CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  Equitex, Inc.
                            (a Delaware corporation)

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     Equitex, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

     DOES HEREBY CERTIFY:

     1. The following resolution has been adopted by the board of directors and a majority of the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law for the purpose of amending the corporation's Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of the Corporation be amended by replacing paragraph 4 of the Corporation's Certificate of Incorporation with the following:

          4. The total number of shares of stock which the corporation shall have authority to issue is fifty-two million (52,000,000) shares, of which fifty million (50,000,000) shares shall be common stock having a par value of $.02 per share, and two million (2,000,000) shares shall be preferred stock, having a par value of $.01 per share (the "Preferred Stock").

          The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:

          (I) The Board of Directors is expressly authorized at any time, and from time-to- time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (without limiting the generality of the foregoing) the following:

               (a)  The designation of the number of shares of such series.

               (b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or

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                    classes or of any other series of capital stock, whether
                    such dividends may be paid in cash, shares of common stock or Preferred Stock or in assets of the corporation, and whether such dividends shall be cumulative or noncumulative.

               (c) Whether the shares of such series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

               (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

               (e) Whether or not the shares of such series shall be convertible into or exchangeable for any other class or classes or for any other series of any class or classes or capital stock of the Corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

               (f) To the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise.

               (g) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

               (h) The rights of the holders of the shares of such series upon the dissolution or winding up of, or upon the distribution of assets of, the corporation.

          (II) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

     2. This amendment shall become effective upon filing with the Delaware Secretary of State.

     IN WITNESS WHEREOF, Equitex, Inc. has caused this certificate to be signed by its duly authorized officer this the 29th Day of June, 2001.

                                    Equitex, Inc.

                                    /s/ Thomas B. Olson
                                    ----------------------------
                                    Thomas B. Olson, Secretary


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